Vishay Precision Group Begins Trading on the NYSE

MALVERN, PA – July 7, 2010 – Vishay Precision Group, Inc. (“VPG”) today announced that its shares began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol VPG, following the completion of its spin-off from Vishay Intertechnology, Inc. (“Vishay”) (NYSE: VSH).

Under the terms of the spin-off, Vishay common stockholders of record as of 5:00 p.m. on June 25, 2010, the record date for the distribution, received 1 share of VPG common stock for every 14 shares of Vishay common stock they held, and Vishay Class B common stockholders of record as of 5:00 p.m. on June 25, 2010 received 1 share of VPG Class B common stock for every 14 shares of Vishay Class B common stock they held.

“Our listing on the New York Stock Exchange is an exciting day in the history of Vishay Precision Group, and represents a new beginning for us as an independent publicly traded company,” said Ziv Shoshani, president and chief executive officer of VPG.

“VPG is a leading provider of sensors and sensor based systems for high precision measurement of force, weight, pressure and currents, built on our proprietary resistive foil technology. Our customers around the world can continue to rely on VPG, as an independently publically traded company, to provide them with the quality products and solutions they have come to expect from us. By building on our leadership position we believe we will create value for our stockholders.”

About Vishay Precision Group

Vishay Precision Group produces sensors based on resistive foil technology, and sensor-based systems.  We provide vertically integrated products and solutions for multiple growing markets in the areas of stress measurement, industrial weighing, and manufacturing process control.  As a spin-off from Vishay Intertechnology, we have a decades-long track record of innovation in foil precision resistors, current sensors, and strain gages, which has served as a foundation for our more recent expansion into strain gage instrumentation, load cells and transducers, load cell modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the Internet at www.vishaypg.com.

Certain statements contained in this release are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They include statements regarding anticipated benefits and effects of the transaction for both Vishay Intertechnology and Vishay Precision Group. These statements are based on current expectations only and are subject to uncertainties and assumptions. Factors that could influence the anticipated benefits and effects of the spin-off include general business, economic and market conditions, circumstances affecting the businesses of Vishay Intertechnology or Vishay Precision Group discussed in the Annual Form 10-K Report of Vishay Intertechnology and in the Form 10 of Vishay Precision Group or changes in Vishay’s strategic plans and programs. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Vishay Precision Group
Bill Clancy
Chief Financial Officer
(484) 321-5300

Joele Frank, Wilkinson Brimmer Katcher
Sharon Stern / Jennifer Friedman
(212) 355-4449